Exhibit 3.18

AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

of

CASELLA RECYCLING, LLC

THIS AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT (this “Agreement”) of Casella Recycling, LLC is entered into by KTI, Inc, a New Jersey Corporation (the “Member”), in accordance with the terms set forth herein.

WHEREAS, John. W. Casella, as organizer, formed the Company as a limited liability company under the laws of the State of Maine and FCR, LLC, a Delaware limited liability company (the “Original Member”), entered into the Limited Liability Company Agreement of the Company on April 28, 2006 (the “Original Agreement”);

WHEREAS, the Original Agreement is hereby amended and restated in its entirety to reflect the assignment and transfer of the Original Member’s 100% interest in the Company to the Member; and

WHEREAS, this Amended and Restated Limited Liability Agreement establishes the manner in which the business and affairs of the Company are managed and determines the respective rights, duties and obligations with respect to the Company.

The Member, by execution of this Agreement, hereby agrees to carry on a limited liability company pursuant to and in accordance with the Maine Limited Liability Company Act, Maine Revised Statutes Title 31, Chapter 21, as amended from time to time (the “Act”), and hereby agrees as follows:

1. Name. The name of the limited liability company is Casella Recycling, LLC (the “Company”).

2. Articles of Organization.

a. The Member is the sole member of the Company.

b. The Articles of Organization including Articles of Conversion of the Company as filed on April 26, 2006, as amended (the “Articles of Organization”), are hereby affirmed and ratified by the Member.

c. The Member or an Officer shall execute, deliver and file any other certificates (and any amendments and/or restatements thereof) necessary for the Company to do business in a jurisdiction in which the Company may wish to conduct business.

3. Purpose. The Company is formed for the object and purpose of, and the nature of the business to be conducted and promoted by the Company is, engaging in any lawful act or activity for which limited liability companies may be formed under the Act and engaging in any and all activities necessary, convenient, desirable or incidental to the foregoing.

4. Powers. In furtherance of its purposes, the Company (i) shall have and exercise all powers necessary, convenient or incidental to accomplish its purposes as set forth in Section 3 hereof, and (ii) shall have and exercise all of the powers and rights conferred upon limited liability companies formed pursuant to the Act, including, without limitation, the power to:

a. acquire by purchase, lease, contribution of property or otherwise, own, hold, sell, convey, transfer or dispose of any real or personal property which may be necessary, convenient or incidental to the accomplishment of the purpose of the Company;

b. act as a trustee, executor, nominee, bailee, director, officer, agent or in some other fiduciary capacity for any person or entity and to exercise all of the powers, duties, rights and responsibilities associated therewith;

c. take any and all actions necessary, convenient or appropriate as trustee, executor, nominee, bailee, director, officer, agent or other fiduciary, including the granting or approval of waivers, consents or amendments of rights or powers relating thereto and the execution of appropriate documents to evidence such waivers, consents or amendments;

d. operate, purchase, maintain, finance, improve, own, sell, convey, assign, mortgage, lease or demolish or otherwise dispose of any real or personal property which may be necessary, convenient or incidental to the accomplishment of the purposes of the Company;

e. borrow money and issue evidences of indebtedness in furtherance of any or all of the purposes of the Company, and secure the same by mortgage, pledge or other lien on the assets of the Company;

f. invest any funds of the Company pending distribution or payment of the same pursuant to the provisions of this Agreement;

g. prepay in whole or in part, refinance, recast, increase, modify or extend any indebtedness of the Company and, in connection therewith, execute any extensions, renewals or modifications of any mortgage or security agreement securing such indebtedness;

h. enter into, perform and carry out contracts of any kind, including, without limitation, contracts with any person or entity affiliated with the Member, necessary to, in connection with, convenient to, or incidental to the accomplishment of the purposes of the Company;

i. employ or otherwise engage employees, managers, contractors, advisors, attorneys and consultants and pay reasonable compensation for such services;

j. enter into partnerships, limited liability companies, trusts, associations, corporations or other ventures with other persons or entities in furtherance of the purposes of the Company; and

k. do such other things and engage in such other activities related to the foregoing as may be necessary, convenient or incidental to the conduct of the business of the Company, and have and exercise all of the powers and rights conferred upon limited liability companies formed pursuant to the Act.

5. Principal Business Office. The principal business office of the Company shall be located at such location as may hereafter be determined by the Member.

6. Registered Office. The address of the registered office of the Company in the State of Maine is One Portland Square, Portland, Maine 04101.

7. Registered Agent. The name and address of the registered agent of the Company for service of process on the Company in the State of Maine is CT Corporation System, One Portland Square, Portland, Maine 04101.

8. Members. The name and the mailing address of the Member are set forth on Exhibit A attached hereto.

9. Limited Liability. Except as otherwise provided by the Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and the Member shall not be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a member of the Company.

10. Capital Contributions. The Member shall be deemed admitted as a Member of the Company upon its execution and delivery of this Agreement. The Member shall contribute to the Company the amount, if any, of United States Dollars as is listed on Exhibit A attached hereto.

11. Additional Contributions. The Member is not required to make any additional capital contribution to the Company. However, a Member may make additional capital contributions to the Company with the written consent of the Member.

12. Allocation of Profits and Losses. The Company’s profits and losses shall be allocated to the Member.

13. Distributions. Distributions shall be made to the Member at the times and in the aggregate amounts determined by the Member. Notwithstanding any provision to the contrary contained in this Agreement, the Company shall not make a distribution to any Member on account of its interest in the Company if such distribution would violate the Act or other applicable law.

14. Management. In accordance with Section 1541 of the Act, management of the Company shall be vested in the Member. The Member shall have the power to do any and all acts necessary, convenient or incidental to or for the furtherance of the purposes described herein, including all powers, statutory or otherwise, possessed by members of a limited liability company under the laws of the State of Maine. The Member has the authority to bind the Company.

15. Officers. The Member may, from time to time as it deems advisable, appoint officers of the Company (the “Officers”) and assign in writing titles (including, without limitation, President, Vice President, Secretary, and Treasurer) to any such person. Unless the Member decides otherwise, if the title is one commonly used for officers of a business corporation formed under the Maine Business Corporation Act, the assignment of such title shall constitute the delegation to such person of the authorities and duties that are normally associated with that office. Any delegation pursuant to this Section 15 may be revoked at any time by the Member. The Officers appointed by the Member from time to time shall be listed on Exhibit B attached hereto. The Member may revise Exhibit B in its sole discretion at any time.

16. Other Business. The Member may engage in or possess an interest in other business ventures (unconnected with the Company) of every kind and description, independently or with others. The Company shall not have any rights in or to such independent ventures or the income or profits therefrom by virtue of this Agreement.

17. Exculpation and Indemnification. No Member or Officer shall be liable to the Company, or to any other person or entity who or which has an interest in the Company, for any loss, damage or claim incurred by reason of any act or omission performed or omitted by such Member or Officer in good faith on behalf of the Company and in a manner reasonably believed to be within the scope of the authority conferred on such Member or Officer by this Agreement, except that a Member or Officer shall be liable for any such loss, damage or claim incurred by reason of such Member’s or Officer’s willful misconduct. To the fullest extent permitted by applicable law, a Member or Officer shall be entitled to indemnification from the Company for any loss, damage or claim incurred by such Member or Officer by reason of any act or omission performed or omitted by such Member or Officer in good faith on behalf of the Company and in a manner reasonably believed to be within the scope of the authority conferred on such Member or Officer by this Agreement, except that no Member or Officer shall be entitled to be indemnified in respect of any loss, damage or claim incurred by such Member or Officer by reason of willful misconduct with respect to such acts or omissions; provided, however, that any indemnity under this Section 17 shall be provided out of and to the extent of the Company’s assets only, and no Member shall have personal liability on account thereof.

18. Assignments.

a. A Member’s entire interest in the Company (the “Membership Interest”) is transferable either voluntarily or by operation of law. The Member may sell, assign, convey, exchange, mortgage, pledge, grant, hypothecate or transfer all or a portion of such Member’s Membership Interest. In the event of the transfer of less than all of such Member’s Membership Interest, the transferee shall become a member of the Company on such terms and conditions as such member, the applicable Member and the Company shall agree upon. In the event of the transfer of the Member’s entire Membership Interest, the transferee shall succeed to all of the Member’s rights under this Agreement. Upon the transfer of the Member’s Membership Interest, the transferee shall become a member of the Company upon the completion of the transfer without further action.

b. Without limiting any of the foregoing, upon the sale, transfer or other disposition of any Member’s entire Membership Interest pursuant to any pledge thereof to any lender (or any agent, trustee or other representative for any lender or group of lenders), the transferee of such Membership Interest shall become a member of the Company and shall acquire all right, title and interest of the Member in the Company, including all rights under this Agreement, and the Member shall be withdrawn as a member of the Company hereunder and shall have no further right, title or interest in the Company or under this Agreement.

19. Resignation. A Member may resign from the Company with the written consent of the Member. If a Member is permitted to resign pursuant to this Section 19, an additional member shall be admitted to the Company, subject to the provisions of Section 20, upon execution by such additional member of an instrument signifying its agreement to be bound by the terms and conditions of this Agreement. Such admission shall be deemed effective immediately prior to the resignation and, immediately following such admission, the resigning Member shall cease to be a member of the Company.

20. Admission of Additional Members. One (1) or more additional members of the Company may be admitted to the Company with the written consent of the Member.

21. Dissolution.

a. The Company shall dissolve, and its affairs shall be wound up upon the first to occur of the following: (i) the written consent of the Member, (ii) at any time there are no Members of the Company, unless the business of the Company is continued in a manner permitted by the Act, or (iii) the entry of a decree of judicial dissolution under the applicable provisions of the Act.

b. The bankruptcy of a Member shall not cause the Member to cease to be a member of the Company and, upon the occurrence of such an event, the business of the Company shall continue without dissolution.

c. In the event of dissolution, the Company shall conduct only such activities as are necessary to wind up its affairs (including the sale or other disposition of the assets of the Company in an orderly manner), and the assets of the Company shall be applied in the manner and in the order of priority set forth in Section 1601 of the Act.

22. Severability of Provisions. Each provision of this Agreement shall be considered separable and severable and if for any reason any provision or provisions herein are determined to be invalid, unenforceable or illegal under any existing or future law, such invalidity, unenforceability or illegality shall not impair the operation of or affect those provisions of this Agreement which are valid, enforceable and legal.

23. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original for all purposes, but all of which together shall constitute one and the same Agreement.

24. Entire Agreement. This Agreement constitutes the entire agreement of the Member with respect to the subject matter hereof.

25. Governing Law. This Agreement shall be governed by, and construed and enforced under, the laws of the State of Maine, without regard to the conflicts of law principles thereof, all rights and remedies being governed by said laws.

26. Amendments. This Agreement may not be amended, modified, changed, altered or supplemented except pursuant to a written agreement executed and delivered by the Member.

IN WITNESS WHEREOF, the undersigned, intending to be legally bound hereby, has duly executed this Agreement effective as of the 30th day of November, 2012.

Sole Member:

KTI, Inc.

By:	/s/ John W. Casella
Name:	John W. Casella
Title:

Acknowledged and Agreed:

Casella Recycling, LLC

By:	/s/ John W. Casella
Name:	John W. Casella
Title:	President and Secretary

EXHIBIT A

Sole Member:

KTI, Inc.

25 Greens Hill Lane

Rutland, VT 05701

EXHIBIT B

Name	Office	Address

John W. Casella	President/Secretary	25 Greens Hill Lane, Rutland, VT 05701

Edwin D. Johnson	Treasurer/Vice President	25 Greens Hill Lane, Rutland, VT 05701

Douglas R. Casella	Vice President	25 Greens Hill Lane, Rutland, VT 05701